CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-2) and related Prospectus of Wavetech International, Inc. for the registration of 2,318,726 shares of its common stock and to the incorporation by reference therein of our report dated October 18, 1999, except for Note 11, as to which the date is November 13, 1999, with respect to the consolidated financial statements of Wavetech International, Inc. included in its Annual Report (Form 10-KSB) for the year ended August 31, 1999, filed with the Securities and Exchange Commission


                                        /s/ Ernst & Young LLP

Tucson, Arizona
July 21, 2000